Free Writing Prospectus Dated October 14, 2026 Filed Pursuant to Rule 433(d) Registration No. 333-288943 Registration No. 333-288943-09

**PRICING DETAILS** $1.3+bn CarMax (CARMX) 2026-4

Joint Bookrunners: MUFG (str), BofA, Mizuho, and TD

Co-Managers: Academy, CIBC, Loop, Truist, and U.S. Bancorp

-ANTICIPATED CAPITAL STRUCTURE-

CLS	Total($MM)	OFFERED($MM)	WAL	S/F	P-WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN	$PX

A-1	257.000	253.787	0.29	A-1+/F1+	1-7	05/27	10/27	I-CURVE	+14	4.378	4.378	100.00000
A-2A	271.500	268.106	1.18	AAA/AAA	7-23	09/28	02/30	I-CURVE	+50	5.063	5.010	99.99967
A-2B	200.000	197.500	1.18	AAA/AAA	7-23	09/28	02/30	SOFR30A	+50			100.00000
A-3	471.500	465.606	2.79	AAA/AAA	23-47	09/30	01/32	I-CURVE	+55	5.443	5.38	99.99426
A-4	82.340	81.310	4.04	AAA/AAA	47-49	11/30	12/32	I-CURVE	+63	5.587	5.52	99.98911
B	23.680	23.384	4.07	AA/AA	49-49	11/30	12/32	I-CURVE	+80	5.758	5.69	99.99975
C	25.710	25.388	4.07	A/A	49-49	11/30	12/32	I-CURVE	+100	5.958	5.88	99.98083
D	18.270	18.041	4.07	BBB/BBB	49-49	11/30	10/33	I-CURVE	+145	6.408	6.32	99.98558

- TRANSACTION DETAILS -

BBG Ticker : CARMX 2026-4

Offered Size : $1.3+BN

Format : SEC Registered

Expected Ratings : S&P / Fitch

ERISA : Yes

Risk Retention : US = Yes, EU = No

Min Denoms : $5k x $1k

Pricing Speed : 1.30% ABS to 10% Clean-Up Call

A2-A4 EOD : Sequential

Expected Pricing : PRICED

Expected Settle : 10/21/2026

First Pay Date : 11/16/2026

B&D : MUFG

- AVAILABLE MATERIALS -

Preliminary Offering Circular, Intex CDI (attached), DealRoadshow

Intex Deal Name : mitcarmx_26-4_upsize

Intex Passcode : U9BY

DealRoadshow : https://dealroadshow.finsight.com/e/CARMAX26-4

DRS Passcode : CARMAX26-4 (Case Sensitive)

SSAP : MUFG!26-4

- CUSIPS -

A1	14320YAA7
A2A	14320YAB5
A2B	14320YAC3
A3	14320YAD1
A4	14320YAE9
B	14320YAF6
C	14320YAG4
D	14320YAH2

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.